UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2008 we disclosed that we had received a letter from The Nasdaq Stock Market indicating that (i) we did not comply with the requirements for continued listing on The NASDAQ Global Market because we did not meet the maintenance standard in Marketplace Rule 4450(b)(1)(A) that specifies, among other things, that the market value of our common stock be at least $50 million and (ii) in accordance with the Marketplace Rule 4450(e)(4), we had a 30-calendar-day period in which to regain compliance. On September 16, 2008 we received a Staff Determination Letter from The Nasdaq Stock Market indicating that we have not regained compliance.

We intend to request a hearing by a Nasdaq Listing Qualifications Panel to appeal such determination. We expect the hearing to take place within four to eight weeks, and our shares will continue to be listed on The NASDAQ Global Market pending the outcome of the hearing.

On September 2, 2008 we announced our intention to offer 5,100,000 shares of our common stock. The standards for listing on The NASDAQ Capital Market provide, among other things, that an issuer maintain stockholders' equity of at least $2.5 million or minimum market value of securities of at least $35.0 million. If we generate net proceeds in excess of $5.0 million, we believe that we will meet the standards for listing on The NASDAQ Capital Market. If we continue to meet such standards, we may choose at any time prior to the end of the appeal process to apply to transfer the listing of our common stock to The NASDAQ Capital Market, which application would be subject to Nasdaq approval.

We issued a press release announcing the receipt of such Staff Determination Letter on September 17, 2008, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description
99.1	Text of Press Release issued September 17, 2008.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Edward A. Taylor
Edward A. Taylor
Chief Financial Officer and VP of Finance and Administration

Date: September 17, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of Press Release issued September 17, 2008.